Exhibit 99.3

September 3, 2019

CONSENT OF DUFF & PHELPS, LLC

We hereby consent to the inclusion of our opinion letter, dated September 3, 2019, to the Special Committee of the Board of Directors of Phillips Edison Grocery Center REIT III, Inc. (“PECO III”) as Annex E to the proxy statement/prospectus relating to the proposed merger involving PECO III pursuant to the terms of the Agreement and Plan of Merger, dated as of September 3, 2019 as it may be amended from time to time, by and among Phillips Edison & Company, Inc. (“PECO”), Phillips Edison Grocery Center Operating Partnership I, L.P., REIT Merger Sub, LLC, and PECO III, which proxy statement/prospectus forms a part of the Registration Statement on Form S-4 of PECO (the “Registration Statement”) and references to such opinion in such proxy statement/prospectus. By giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder, nor do we thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “expert” as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

/s/Duff & Phelps, LLC